Exhibit 21.0

Subsidiaries of Registrant	Jurisdiction of Incorporation

Grand Canyon University, Inc.	AZ
Canyon Golf, LLC	AZ
Canyon Hospitality, LLC	AZ
Canyon Promotions, LLC	AZ
Tierra Vista Inversiones, LLC	DE
Nueva Ventura, LLC	AZ
Casa de Amistad, LLC	AZ
Amigos de Torrejon, LLC	AZ
Piedras Bonitas Inversiones, LLC	AZ
La Sonrisa de Siena, LLC	AZ
Nuevo Comienzo, LLC	AZ
El Vecino de Amigos, LLC	AZ
La Fuente de la Comunidad, LLC	AZ
Rentwise Properties, LLC	AZ
Mid-State Rental Properties, LLC	AZ
REG 5160, LLC	AZ